PRESS RELEASE	EXHIBIT 99.1

Scripps Networks Interactive and Virgin Media

complete UKTV transaction

For immediate release

Oct. 3, 2011

KNOXVILLE, Tenn. – Scripps Networks Interactive Inc. (NYSE: SNI) and Virgin Media Inc. (NASDAQ: VMED; LSE: VMED) announced today that Scripps Networks Interactive has completed the acquisition of Virgin Media’s stake in UKTV, one of the United Kingdom’s leading multi-channel television programming companies, following regulatory approval in the Republic of Ireland and Jersey.

In completing the acquisition, Scripps Networks Interactive has acquired a 50-percent common equity interest in the UKTV partnership and the outstanding preferred stock and debt owed by the partnership to Virgin Media. BBC Worldwide, the commercial arm and wholly owned subsidiary of the British Broadcasting Corp. (BBC), is the other 50-percent stakeholder in UKTV.

Formed in 1997, UKTV attracts about 39 million viewers a month across its portfolio of 10 lifestyle, entertainment and non-fiction (factual) programming channels. UKTV brands include Home, Good Food, Dave, Watch, GOLD, Alibi, Eden, Blighty, Yesterday and Really. UKTV also operates complementary websites for each channel brand.

UKTV channels air award-winning shows from the BBC in addition to original programming. All of the UKTV channels are available on Sky Digital and Virgin Media. Dave, Yesterday and Really also are available on Freeview.

About Scripps Networks Interactive Inc.

Scripps Networks Interactive is one of the leading developers of lifestyle-oriented content for television and the Internet, where on-air programming is complemented with online video, social media areas and e-commerce components on companion websites and broadband vertical channels. The company’s media portfolio includes popular U.S. lifestyle television and Internet brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and country music network Great American Country.

About BBC Worldwide Ltd

BBC Worldwide Limited is the main commercial arm and a wholly owned subsidiary of the British Broadcasting Corp. (BBC). The company exists to maximize the value of the BBC’s assets for the benefit of the U.K. licence fee payer and invest in public service programming in return for rights. The company has six core businesses: Channels, Content & Production, Sales & Distribution, Consumer Products, Brands, Consumers & New Ventures and Magazines, with digital ventures incorporated into each business area. In 2010/11, BBC Worldwide generated profits of £160 million on sales of £1158 million and returned £182m to the BBC.

About Virgin Media Inc.

Virgin Media is the first provider of all four broadband TV, mobile phone and home phone services in the U.K. The company delivers ultrafast broadband connections to over half of all U.K. homes, with speeds up to 100Mb, and is expanding this cable network – the result of a multi-billion pound investment – to reach thousands more people across the country. Virgin Media has developed the most advanced interactive television service, bringing together broadcast TV, thousands of hours of on-demand programming and the best of the web in a single set-top box powered by TiVo. The company was the first to offer HDTV and 3D on demand to millions of U.K. households. Virgin Media also operates the most popular virtual mobile network in the U.K. which, when launched, was the world’s first such mobile phone service. It is also one of the largest fixed-line home phone providers in the country.

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Contacts:

Scripps Networks Interactive Inc.

Media & Investors

Mark Kroeger, Scripps Networks Interactive Inc., 865-560-5007

mark.kroeger@scrippsnetworks.com

BBC Worldwide

Media

Charlotte Elston, BBC Worldwide +44 (0)208 433 3995

charlotte.elston@bbc.com

Virgin Media Inc.

Media

Gareth Mead, +44 (0)20 7909 3289

gareth.mead@virginmedia.co.uk

Investors

Richard Williams, +44 (0)1256 753037

richard.williams@virginmedia.co.uk

Vani Bassi, +44 (0)1256 752347

vani.bassi@virginmedia.co.uk